UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF

THE SECURITIES EXCHANGE ACT OF 1934

VOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-1806705
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

12051 Indian Creek Court Beltsville, Maryland	20705
(Address of principal executive offices)	(Zip Code)

Copies to:

Stephen Vintz Executive Vice President and Chief Financial Officer 12051 Indian Creek Court Beltsville, Maryland (301) 459-2590	Edward Sonnenschein Bradley C. Faris Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:	None
(Title of Class)

EXPLANATORY NOTE

This Amendment No. 2 to Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Vocus, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on May 13, 2013, as amended by Amendment No. 1 to Registration Statement on Form 8-A filed by the Company with the SEC on April 7, 2014 (as amended, the “Form 8-A”). The Form 8-A was filed with respect to the preferred stock purchase rights issued pursuant to that certain Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), dated May 13, 2013, as amended by the First Amendment to Rights Agreement by and between the Company and the Rights Agent, dated as of April 6, 2014.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by inserting the following section immediately following the last paragraph in the section titled “First Amendment to Rights Agreement”:

Termination of Rights Agreement

In accordance with the terms of the Merger Agreement, on May 30, 2014, Purchaser was merged with and into the Company. Pursuant to Section 1(l) of the Rights Agreement, as amended by the Rights Amendment, the Rights Agreement expires and terminates immediately prior to the Effective Time (as defined in the Merger Agreement). Accordingly, the Rights Agreement has terminated and is of no further force or effect. Furthermore, the Rights have expired and are no longer outstanding.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Designation with respect to the Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus, Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.1	Rights Agreement, dated as of May 13, 2013, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.2	First Amendment to Rights Agreement, dated as of April 6, 2014, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 7, 2014)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VOCUS, INC.

By:	/s/ Stephen Vintz
Name:	Stephen Vintz
Title:	Executive Vice President and Chief Financial Officer

Date: May 30, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Designation with respect to the Series B Junior Participating Preferred Stock, $0.01 par value, of Vocus, Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.1	Rights Agreement, dated as of May 13, 2013, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Registration Statement on Form 8-A filed on May 13, 2013)

4.2	First Amendment to Rights Agreement, dated as of April 6, 2014, by and between Vocus, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent. (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on April 7, 2014)